1 ICZOOM Group Inc. Investor Presentation December 2022 Issuer Free Writing Prospectus Dated December 21, 2022 Filed Pursuant to Rule 433 Relating to Preliminary Prospectus Dated December 14, 2022 Registration Statement No. 333 - 259012

Forward - Looking Statements This presentation includes statements that are, or may be deemed, “forward - looking statements” . In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects, ”“plans,”“ intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations on our goals and strategies ; our future business development, financial condition and results of operations ; expected changes in our revenues, costs or expenditures ; our expectations regarding demand for and market acceptance of our services ; competition in our industry ; and government policies and regulations relating to our industry as stated herein . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of the prospectus contained in the registration statement on Form F - 1 (File No . 333 - 259012 ) initially filed with the Securities and Exchange Commission (the “SEC”) on August 23 , 2021 as amended thereafter, for our proposed initial public offering (the "Registration Statement") . In addition, even if our results of operations, financial conditions and liquidity, and the development of the industries in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update or revise publicly any of the forward - looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law . This investor presentation provides basic information about the company and the offering . Because it is only a summary, this document does not cover all the information that should be considered before investing . You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward - looking statements . ICZOOM Group Inc.| Page 2

Free Writing Prospectus Statement This free writing prospectus relates to the proposed initial public offering of Class A ordinary shares of ICZOOM Group Inc . (the “Company”), which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link : https://www.sec.gov/Archives/edgar/data/1854572/000121390022079762/ff12022a14_iczoom.htm The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC web site at http : //www . sec . gov . Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you contact The Benchmark Company, LLC, via email : prospectus@benchmarkcompany . com and standard mail at 150 East 58 th Street, 17 th Floor, New York, NY 10155 or contact ICZOOM Group Inc . , via email : investors@iczoom . com . ICZOOM Group Inc.| Page 3

Preliminary Offering Summary Issuer • ICZOOM GROUP INC. Listing / Ticker • NASDAQ / IZM Offering Type • Initial Public Offering Pre - offering Class A & B Shares Outstanding • 4,996,874 Class A Ordinary Shares and 3,829,500 Class B Ordinary Shares Offering • 3,000,000 Class A Ordinary Shares, par value $0.16 per share Over - Allotment Option • 450,000 additional Class A Ordinary Shares (15% of offering) Underwriter’s Warrants 1 • 180,000 warrants (or up to 207,000 warrants if the underwriters exercise the over - allotment option in full) Assumed Initial Public Offering Price • $4.00 - $5.00 per share Use of Proceeds • 20% for sales and marketing; • 20% for research and development; • 10% for logistics and warehousing capabilities; and • 50% for working capital. Lock - up 2 • Six months Underwriter(s) • The Benchmark Company, LLC Note: 1 The exercise price of the underwriter's warrants is equal to 125% of the offering price of the Class A Ordinary Shares offered in this offering. The underwriter's warrants are exercisable commencing six months after the consummation of this offering and will terminate five years after the date of effectiveness of the Registration Statement. 2 Our directors, executive officers, and holders of five percent or more of the ordinary share on a fully diluted basis as of the date of effectiveness of the Registration Statement, have agreed not to, for a period of six months from the consummation of this offering, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock - up agreement was executed), without the prior written consent of the representative of the underwriters . ICZOOM Group Inc.| Page 4

Table of Contents ■ Company Overview ■ Industry Overview ■ Investment Highlights ■ Growth Strategies ■ Financials 6 11 13 18 20 ICZOOM Group Inc.| Page 5

We are a B2B e - commerce trading platform primarily engaged in sales of electronic component products Company Overview Industry Overview Investment Highlights Growth Strategies Financials ▪ Implementation of Real - Time Transaction Information Captures changes of offering prices and updates ▪ Anonymous Product Offering Collects, optimizes, and presents product offering information ▪ Software - as - a - service (“SaaS”) Solution Enables customers to optimize orders One - Stop Platform ICZOOM Group Inc.| Page 6 Lower Cost Higher Efficiency

Company Overview Industry Overview Investment Highlights Growth Strategies Financials Our value - added services 1 Enterprise Level Hierarchical Customer Management 2 Customized Service 3 One - stop Customs Clearance 4 Temporary Warehousing 5 Logistic Service 6 Supply Chain Coordination 7 Customs Qualification And more… ICZOOM Group Inc.| Page 7

Company Overview Industry Overview Investment Highlights Growth Strategies Financials Our comprehensive business model and ecosystem 1 Customers register as members 2 Customers search/post quotes • ICZOOM presents product information and order requirements • ICZOOM matches customer needs 3 Customers place orders • ICZOOM finds out combo order opportunities for further discount • ICZOOM acquires products from suppliers and sells to customers • ICZOOM provides value - added services 4 Delivery Service from ICZOOM Customer ICZOOM Group Inc.| Page 8 Customs Supplier

Global market layout and customer network Company Overview Industry Overview Investment Highlights Growth Strategies Financials 1,012 Suppliers Global Customer Network • Small and medium - sized enterprises in the PRC 1,012 suppliers in fiscal year 2022 1 , 0 12 Offering data of 25+ million available stock - keeping units 25M + • Distributors from Overseas • Manufacturers in China • Short inventory turnover period of 1.83 days and 2.81 days as of June 30, 2022 and 2021 Number of Customers 1 , 049 1,051 Fiscal Year ends June 30 ICZOOM Group Inc.| Page 9 2021 2022

201 2 201 5 201 7 2018 Platform 1.0 launched Improved Platform 2.0 launched; Platform updated twice a month since 2017. Preparing U.S. initial public offering Intellectual property m ana ge m en t and layout Company Overview ICZOOM Group Inc.| Page 10 Industry Overview Investment Highlights Growth Strategies Financials Platform development journey and accomplishments Rewarded by the Customs Administrator of China as a senior Authorized Economic Operator (“AEO”), which shorten the time of product delivery to less than 1 hour. 2020 2019 2021 Intellectual property management system certification and 55 software copyrights.

Company Overview Industry Overview Investment Highlights Growth Strategies Financials The market size of electronic components is vast in China Market size of electronic information industry (RMB Trillion), 2016 - 2020 Source: 2020 report released by China Federation of Electronics and Information Industry 17.1 18.5 16.9 185485 20.3 8.5% - 8.8% 9.7% 9 . 2% - 1 0 . 0% - 5. 0% 0 . 0% 5 . 0% 1 0 .0% 1 5 .0% 15 16 17 18 19 20 21 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 2 0 16 2 0 18 2 0 20 RMB Trillion 2017 Market Size 2 0 19 % Change 18.5 • The market size of electronic information industry was approximately RMB 20.3 trillion (or $3.1 trillion) at an annual growth rate of 9.2% in 2020 in China. ICZOOM Group Inc.| Page 11 • Specifically, electronic devices, electronic components and electronic productions materials together contributed to the total revenue of RMB4.4 trillion (or $674.5 billion) in 2020.

ICZoom 拍明芯城

Company Overview | Industry Overview | Investment Highlights | Growth Strategies | Financials

Our advantages over other types of platforms

Platform Type	Income	Stock Pressure	Cost of Technical Support Team	Product Quality	Relationship with Registered Users	Price Transparency
Authorized Distributor	Surcharge	High	High	Guaranteed	Competing	No
Information - Based Platform	Membership fee, advertisement fee, marketing auction fee	None	Low	Not Guaranteed	Serving	No
Category Distributor	Surcharge	High	High	Guaranteed	Competing	No
Self-Running Platform	Surcharge	High	High	Guaranteed	Competing	No
ICZOOM Group Inc.	Mark up, Fulfillment Fee	None	Low	Guaranteed	Serving	Yes

ICZOOM Group Inc.| Page 12

• Investing in proprietary software development with in - house software development capability • One of the first specific e - commerce platforms in China Platform Pioneer Proprietary Software Development Data Analytics Advanced Management Systems • Services meeting each SME customer’s needs • SME electronic industry participants gain access to advanced systems • Data analysis • product search Company Overview Industry Overview Investment Highlights Growth Strategies Financials 1. Tailor - made e - commerce solutions that cater to the specific needs of our customers ICZOOM Group Inc.| Page 13

Company Overview Industry Overview Investment Highlights Growth Strategies Financials 2. Unique infrastructure for efficient customer management and service post - order until delivery Orders Placement Orders Processing Goods Delivery Goods Recei v ing Our platform places the order with the overseas suppliers Our platform collects goods in our Hong Kong storage Orders moved through customs to Mainland China Purchase order generated by a customer ICZOOM Group Inc.| Page 14

Company Overview Industry Overview Investment Highlights Growth Strategies Financials 3. Exclusive availability of the anonymous product offering on our platform Anonymous Trading System One - stop Integration Customer - Oriented • Early - stage product searching • Price seeking • Logistics arrangement • Superior transaction experience • Comprehensive solutions for customer needs • Increase in the number of cu st om e rs • Monetizing services to full potential ICZOOM Group Inc.| Page 15

ICZOOM 拍明芯城

Company Overview | Industry Overview | Investment Highlights | Growth Strategies | Financials

4. Visionary founders, experienced management team and strong corporate culture



Lei Xia – Co-Founder & CEO

- Former president of SinoHub
- Former first sales manager of Arrow Electronics Shanghai
- Pioneered an innovative business model
- Captured an outstanding market position in our industry



Duanrong Liu – Co-Founder & COO

- Former manager of Dragon (Hong Kong) Electronics
- Executive MBA from Tsinghua University



Qiang He – CFO

- Former auditor of PricewaterhouseCoopers Zhongtian LLP
- CPA of China and CPA of North Dakota, US

- 9 management team members supporting co-founders
- 16+ years average experience in electronics, e-commerce, and big data analytics for each member
- Strong management fosters the development of an ecosystem serving China's electronics industry

ICZOOM Group Inc.| Page 16

Company Overview Industry Overview Investment Highlights Growth Strategies Financials 5. Independent Directors’ Expertise in the Industries Enhance Our Corporate Governance Wei Xia - Independent Director Nominee ▪ Served in a variety of roles such as an analytic consultant of Wells Fargo Bank, a marketing analyst of Washington Mutual Bank, and a financial analyst of JPMorgan Chase ▪ Former director of finance at SinoHub, Inc ▪ Master’s degree from Georgia State University Qi (Jeff) He – Independent Director Nominee ▪ CEO of TandemAI Limited ▪ Former COO of HiFiBiO (HK) Limited ▪ Former CFO of Harbour BioMed ▪ Former executive VP of ShangPharma Co., Ltd. ▪ MBA degree from Emory University Tianshi (Stanley) Yang – Independent Director Nominee ▪ CFO of TD Holdings, Inc. (NASDAQ: GLG) ▪ Former financial department director of Meten International Education Group Ltd (NASDAQ: METX) ▪ Former investment director of China First Capital Group (HKEX:01269) ▪ Master’s degree from Brandeis University Note: The three nominees will serve as the independent directors of the Company upon the effectiveness of the Registration Statement ICZOOM Group Inc.| Page 17

Company Overview Industry Overview Investment Highlights Growth Strategies Financials 1. Continue to invest in information engine to support business 2. Further develop and expand solutions on e - commerce platform ▪ Extensive industry data ▪ Enhanced data storage and integration ▪ Boosted data processing efficiency ▪ Optimized data analytics algorithms ▪ Strengthen our cooperation with large distributors ▪ Generate incremental revenues ▪ Grow storage and customs clearing services ▪ Offer financing solutions to more customers ICZOOM Group Inc.| Page 18

Company Overview Industry Overview Investment Highlights Growth Strategies Financials 4. Expand marketing and sales by strengthening cooperation with large suppliers Streamlined integration services More SMEs More vendors Generate incremental revenues by providing more flexible order execution services 3. Strengthen technology capabilities and enrich SaaS suite 1 2 Anonymous Auction Real time price information SaaS 3 Specialized and focuses on electronic components transactions ICZOOM Group Inc.| Page 19

Company Overview Industry Overview Investment Highlights Growth Strategies Financials Selected Financial Information Fiscal Year ends June 30 $277,747,738 $286,539,7 36 $ 1 ,6 1 3, 0 88 $ 2 7 9 ,3 6 0, 8 26 $290,376,371 $ 3,836,63 5 $272,000,000 $270,000,000 $274,000,000 $276,000,000 $278,000,000 $280,000,000 $282,000,000 $284,000,000 $286,000,000 $288,000,000 $290,000,000 $292,000,000 F Y 2 0 2 1 F Y 2 0 2 2 R ev e n ue Revenue - Service commission fee Revenue - Sales of electronic components Total revenue ↑ 3.9% ↑ 137.8% ICZoom Group Inc.| Page 20 ↑ 3.2%

Company Overview Industry Overview Investment Highlights Growth Strategies Financials Selected Financial Information $ 1 ,7 7 8, 8 54 $ 1 ,9 3 1, 7 85 $ 2 ,8 4 5, 9 83 $ 2 ,5 1 1, 4 24 $ 4 ,6 2 4, 8 37 $ 4 ,4 4 3, 2 09 $0 $ 5 0 0 ,0 0 0 $1,000,000 $1,500,000 $2,000,000 $2,500,000 $3,000,000 $3,500,000 $4,000,000 $4,500,000 $5,000,000 F Y 2 0 2 1 F Y 2 0 2 2 Operating Expenses General and ↓ 11.8% administrative expenses Selling expenses ↑ 8.6% Total operating expenses ↓ 3.9% $ 2 ,5 6 9, 8 10 $ 2 ,6 3 4, 5 66 $2,000,000 $2,200,000 $2,400,000 $2,600,000 $2,800,000 F Y 2 0 2 2 F Y 2 0 2 1 Net Income Net Income ICZoom Group Inc.| Page 21 ↓ 2 . 5%

THANKS At Company Iris Zhang Investor Relations Director Email: investors@iczoom.com Phone: +86 13823769603